Exhibit 99.1

Merrill Lynch and First Republic Bank Successfully Close Merger; Final Results of Election Regarding Merger Consideration Announced

Friday September 21, 5:34 pm ET

NEW YORK—(BUSINESS WIRE)—Merrill Lynch & Co., Inc., (NYSE: MER—News) announced that today it completed the merger of First Republic Bank with and into Merrill Lynch Bank & Trust Co., FSB, a wholly-owned subsidiary of Merrill Lynch. As a result of the transaction, First Republic, a private banking and wealth management firm focused on high net worth individuals and their businesses, will operate as a division of Merrill Lynch Bank & Trust Co., FSB. First Republic Bank will continue to operate under the First Republic Bank brand.

The acquisition further bolsters Merrill Lynch’s private client organization by leveraging First Republic’s successful, high-service business model and strategy. First Republic provides personalized, relationship-based banking services, including private banking, private business banking, real estate lending, trust, brokerage and investment management.

“First Republic will enable Merrill Lynch to accelerate our strategic objective of growing our high net worth, private banking business,” said Robert J. McCann, president of the Global Wealth Management group. “Merrill Lynch’s goal is to provide First Republic with resources and support to replicate the firm’s success in key affluent markets across the country and to benefit from its deep banking expertise.”

Jim Herbert, founding President and CEO of First Republic, said “We are delighted to be part of Merrill Lynch and look forward to providing our customers with access to Merrill’s extraordinary range of financial services while bringing First Republic’s service-based banking platform to Merrill’s clients.”

In addition, Merrill Lynch today announced the final results of elections made by First Republic Bank stockholders regarding the form of merger consideration they will receive in the acquisition of First Republic by Merrill Lynch. The election period for First Republic Bank stockholders to choose the form of merger consideration ended on September 14, 2007.

Of the 31,576,911 shares of First Republic common stock outstanding immediately prior to the closing of the merger, approximately:

•	22,017,189 shares, or 69.7%, elected to receive cash;

•	6,707,037 shares, or 21.2%, elected to receive Merrill Lynch common stock; and

•	2,852,685 shares, or 9.0%, did not make a valid election.

Based on the foregoing election results and the average closing price of Merrill Lynch common stock for the five trading days immediately preceding September 21, 2007 ($75.016):

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a stockholder owning 100 First Republic common shares who made a valid election to receive Merrill Lynch common stock would receive approximately 73.32 Merrill Lynch common shares as consideration in the merger;

•	a stockholder owning 100 First Republic common shares who did not make a valid election would receive approximately 73.32 Merrill Lynch common shares as consideration in the merger; and

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a stockholder owning 100 First Republic common shares who made a valid election to receive cash would, as a result of proration, receive a combination of approximately $3,944 in cash and approximately 20.74 Merrill Lynch common shares as consideration in the merger.

Under the merger agreement, fractional shares of Merrill Lynch common stock will not be issued. Instead, First Republic stockholders will receive cash based on the average closing price of Merrill Lynch common stock of $75.016 for the five trading days immediately preceding September 21, 2007.

The value of shares of Merrill Lynch stock issued in the merger will, of course, vary over time.

Information about Merrill Lynch

Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 38 countries and territories and total client assets of approximately $1.7 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

Contact:

Merrill Lynch & Co., Inc.

Media Relations:

Bill Halldin, 916-781-0657

william_halldin@ml.com

or

Investor Relations:

Sara Furber, 866-607-1234

Investor_Relations@ml.com

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